Exhibit 99.2

SharpSpring Appoints Michael Power as New Chief Financial Officer
GAINESVILLE, FL – November 21, 2019 – SharpSpring, Inc. (NASDAQ: SHSP), a leading cloud-based marketing automation platform, announced today that Brad Stanczak will step down from his position as Chief Financial Officer (CFO) of the Company, effective December 2, 2019, and will be replaced by Michael Power. Stanczak will remain employed by the Company and support the transition through the remainder of the year at a minimum.

Stanczak’s departure is driven by his need to attend to certain family matters that require attention outside of SharpSpring. Further, his departure is not the result of any disagreement with the Company nor any issue related to the Company’s financial statements or accounting practices.

Power comes to SharpSpring with over three decades of finance and accounting experience in various leadership roles. Prior to his appointment, Power was Executive Vice President, Chief Financial Officer and Treasurer for ConnectWise, an IT management and Software-as-a-Service (SaaS) company with more than 1,000 employees, which was acquired earlier this year by Thoma Bravo. Terms of the ConnectWise deal were not disclosed but it has been reported at approximately $1.5 billion. Prior to that, Power served as Vice President and Controller for CHUBB, formerly ACE Limited.

Power holds an active CPA in the state of Pennsylvania, CGMA from the American Institute of CPAs, and obtained a Bachelor of Science in Accountancy from Villanova University.

“On behalf of the entire SharpSpring team, I want to thank Brad for his commitment and service to our organization,” said SharpSpring CEO Rick Carlson. “In his time as CFO, Brad was instrumental in improving our financial controls and processes as well as driving our ongoing maturation as a public company built for scale. His impact will remain long after his time here. We wish him well with his family considerations, and with all of his future pursuits.”

Carlson continued: “We’re also very fortunate to have someone like Michael Power stepping into the CFO role. He is an experienced finance veteran and very well-versed in the SaaS industry, having previously come from a 1,000-person team and leading a successful acquisition of ConnectWise. We expect to benefit greatly from his talents, and we’re looking forward to bringing him on board.”

Mr. Power’s employment agreement is contingent upon completion of usual and customary background checks.

About SharpSpring, Inc.
SharpSpring, Inc. (NASDAQ: SHSP) is a rapidly growing, highly-rated global provider of affordable marketing automation delivered via a cloud-based Software-as-a Service (SaaS) platform. Thousands of businesses around the world rely on SharpSpring to generate leads, improve conversions to sales, and drive higher returns on marketing investments. Known for its innovation, open architecture and free customer support, SharpSpring offers flexible monthly contracts at a fraction of the price of competitors, making it an easy choice for growing businesses and digital marketing agencies. Learn more at https://www.sharpspring.com/.

Company Contact:
Brad Stanczak
Chief Financial Officer
Phone: 352-448-0967
Email: IR@sharpspring.com

Investor Relations:
Gateway Investor Relations
Matt Glover or Tom Colton
Phone: 949-574-3860
Email: SHSP@gatewayir.com